Exhibit 4.6
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BROADVISION, INC.

BroadVision, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

First: The name of the Corporation is BroadVision, Inc.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 13, 1993.

Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

1. The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

"IV.

A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the corporation has the authority to issue is Two Hundred Eighty-One Million (281,000,000) shares, consisting of two classes: Two Hundred Eighty Million (280,000,000) shares of Common Stock, $0.0001 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.0001 par value per share."

2. Paragraph B.(2) of Article V shall be amended and restated to read in its entirety as follows:

"(2) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent in accordance with the Bylaws."

Fourth: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, BroadVision, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 7th day of February, 2007.

BroadVision, Inc.

By: /s/   Pehong Chen
Pehong Chen,
President and Chief Executive Officer